Michael I. Daszkal, C.P.A., P.A.
Jeffrey A. Bolton, C.P.A., P.A.
Timothy R. Devlin, C.P.A., P.A.
Michael S. Kridel, C.P.A., P.A.
Marjorie A. Horwin, C.P.A., P.A.
Patrick D. Heyn, C.P.A., P.A.
Gary R. McConnell, C.P.A., P.A.

Colleen DeWoody Bracci, C.P.A. Arthur J. Hurley

Exhibit 23.1       , C.P.A.

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in this Registration Statement on Form SB-2 of our report dated January 5, 2005 relating to the consolidated financial statements of Bio-lok International, Inc. for the years ended October 31, 2004 and 2003, and to the reference to our Firm under the caption “Experts” in the Prospectus.

Daszkal Bolton, LLP
Date: July 5, 2005	By:	/s/ Daszkal Bolton LLP
Boca Raton, Florida